EXHIBIT 10.22

The Goldman Sachs Group, Inc.
[One-Time][Year-End] RSU Award
This Award Agreement, together with The Goldman Sachs Amended and Restated Stock Incentive Plan (2025) (the “Plan”), governs your __________ award of RSUs (your “Award”). You should read carefully this entire document (including its [Appendix][Appendices]), the Award Statement and the Signature Card (together, the “Award Agreement”), as well as the other documentation presented to you in connection with acceptance of your Award (collectively, “Award Documentation”).
Acceptance
1.You Must Decide Whether to Accept Your Award. To be eligible for your Award, you must by the Acceptance Deadline: (a) open and activate an Account; (b) accept any Additional Terms presented to you as part of the Award Documentation; and (c) execute (including by electronic means) the accompanying Signature Card in accordance with its instructions. By executing the Signature Card, you confirm your agreement to all of the terms of the Award Agreement (including the Award Statement and the Signature Card), as well as any Additional Terms.
Documents that Govern Your Award; Definitions
2.The Plan. Your Award is granted under the Plan, and the Plan’s terms apply to, and are a part of, this Award Agreement. The Plan and its prospectus are included with the Award Documentation.
3.Your Award Statement. The accompanying Award Statement contains the number of RSUs awarded to you and some of your Award’s specific terms. For example, it specifies any applicable Vesting Dates, Delivery Dates and Transferability Dates.
4.Definitions. Unless otherwise defined herein, including in the Definitions Appendix or any other Appendix, capitalized terms have the meanings provided in the Plan.
Vesting of Your RSUs
5.Vesting. On each Vesting Date listed on your Award Statement, you will become Vested in the amount of Outstanding RSUs listed next to that date. When an RSU becomes Vested, it means only that your continued active Employment is not required for delivery of that portion of RSU Shares. Vesting does not mean you have a non-forfeitable right to the Vested portion of your Award. The terms of this Award Agreement (including conditions to delivery and any applicable Transfer Restrictions) continue to apply to Vested RSUs, and you can still forfeit Vested RSUs and any RSU Shares.
Delivery of Your RSU Shares
6.Delivery. Reasonably promptly (but no more than 30 Business Days) after each Delivery Date identified on your Award Statement, RSU Shares (less applicable withholding as described in Paragraph 13(b)) will be delivered by book entry credit to your Account in respect of the amount of Outstanding RSUs listed next to that date. The Committee may select multiple dates within the 30-Business-Day period following the Delivery Date to deliver RSU Shares in respect of all or a portion of the RSUs with the same Delivery Date listed on the Award Statement, and all such dates will be treated as a single Delivery Date for purposes of this Award. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a Shareholder. Without limiting the Committee’s authority under Section 1.3.2(h) of the Plan, the Firm may accelerate any Delivery Date by up to 30 days.

Transfer Restrictions Following Delivery
7.Transfer Restrictions and Shares at Risk. If your Award Statement reflects a Transferability Date, [__% of the RSU Shares delivered to you on any Delivery Date before tax withholding (or, if the applicable tax withholding rate is greater than __%, all RSU Shares delivered after tax withholding)] [all of the RSU Shares delivered on any Delivery Date after tax withholding] will be Shares at Risk subject to Transfer Restrictions until the applicable Transferability Date. Within 30 Business Days after any applicable Transferability Date identified on your Award Statement, GS Inc. will remove the Transfer Restrictions on any Shares at Risk in respect of the amount of Outstanding RSUs listed next to that date. The Committee may select multiple dates within the 30-Business-Day period on which to remove Transfer Restrictions for all or a portion of the Shares at Risk with the same Transferability Date, and all such dates will be treated as a single Transferability Date for purposes of this Award. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions on Shares at Risk will be void. [If your Award Statement does not reflect any Transferability Date, then references to Transfer Restrictions and Shares at Risk in this Award Agreement are inapplicable to your Award and this Paragraph 7 does not apply.]
Dividends
8.[Dividend Equivalent Rights and] Dividends. [Each RSU includes a Dividend Equivalent Right equal to any regular cash dividend payment that would have been made had the RSU Shares underlying your Outstanding RSUs been delivered for any record date that occurs on or after the Date of Grant. In addition, you][You] will be entitled to receive on a current basis any regular cash dividend paid in respect of any Shares at Risk. [The RSUs do not include Dividend Equivalent Rights.]
Forfeiture of Your Award
9.How You May Forfeit Your Award. This Paragraph 9 sets forth the events that result in forfeiture of up to all of your RSUs and any Shares at Risk and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 10. More than one event may apply, and in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event. Paragraph 11 (relating to certain circumstances under which you will not forfeit your unvested RSUs upon Employment termination) and Paragraph 12 (relating to certain circumstances under which vesting, delivery and/or release of Transfer Restrictions may be accelerated) provide for exceptions to one or more provisions of this Paragraph 9.
(a)Unvested RSUs Forfeited if Your Employment Terminates. If your Employment terminates for any reason or you are otherwise no longer actively Employed with the Firm (which includes off-premises notice periods, “garden leaves,” pay in lieu of notice or any other similar status), your rights to your Outstanding RSUs that are not Vested will terminate and no RSU Shares will be delivered in respect of such RSUs.
(b)Vested and Unvested RSUs Forfeited upon Solicitation of Clients or Employees [and upon Certain Adverse Financial Events]. If the Committee determines that any of the following has occurred before the applicable Delivery Date, your rights to all of your Outstanding RSUs (whether or not Vested) will terminate and no RSU Shares will be delivered in respect of such RSUs:
(i)You Solicited Clients or Employees or Interfered with Client or Employee Relationships. Except as prohibited by applicable law, either:
(i)you, in any manner, directly or indirectly, (1) Solicited any Client to transact business with a Covered Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfered with or damaged (or attempted to interfere with or damage) any relationship between the Firm and any Client, (3) Solicited any person who is an employee of the Firm to resign from the Firm, (4) Solicited any Selected Firm Personnel to apply for or accept employment (or other association) with any person or entity other than the Firm or (5) participated in the hiring of any Selected Firm Personnel by any person or entity other than the Firm (including, without limitation, participating in the identification of individuals for potential hire, and participating in any hiring decision), whether as an employee or consultant or otherwise, or
(ii)Selected Firm Personnel were Solicited, hired or accepted into partnership, membership or similar status by any entity where you have, or will have, direct or indirect managerial responsibility for such Selected Firm Personnel, unless the Committee determines that you were not involved in such Solicitation, hiring or acceptance.
(ii)[GS Inc. Failed to Maintain the Minimum Tier 1 Capital Ratio. GS Inc. failed to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days.]
(iii)[GS Inc. Was Determined to Be in Default. The Board of Governors of the Federal Reserve or the Federal Deposit Insurance Corporation (the “FDIC”) made a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default.”]
(c)Vested and Unvested RSUs and Shares at Risk Forfeited upon Certain Events. If the Committee determines that any of the following has occurred (i) your rights to all of your Outstanding RSUs (whether or not Vested) will terminate and no RSU Shares will be delivered in respect of such RSUs and (ii) your rights to any Shares at Risk will terminate and all such Shares at Risk will be cancelled, in each case, as may be further described below:
(i)You Failed to Consider Risk. You Failed to Consider Risk during ______.
(ii)You Engaged in Conduct Constituting Cause. Any event that constitutes Cause has occurred before the applicable Delivery Date for RSUs or the applicable Transferability Date for any Shares at Risk.
(iii)You Breached an Obligation to the Firm. You Breached an Obligation to the Firm before the applicable Delivery Date for RSUs or the applicable Transferability Date for any Shares at Risk.
(iv)You Did Not Provide Timely and Accurate Certifications. You failed to certify that you have complied with all of the terms of the Plan and this Award Agreement as required by Paragraph 13(d), or you failed to comply with a term of the Plan or this Award Agreement to which you have certified compliance.
(v)You Did Not Follow Dispute Resolution Procedures. You attempted to have any dispute, controversy or claim under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 16 or Section 4.13 of the Plan, or you attempted to arbitrate a dispute, controversy or claim without first having exhausted your internal administrative remedies in accordance with Paragraph 13(c).
(vi)You Brought an Action that Resulted in a Determination that Any Award Agreement Term Is Invalid. As a result of any action brought by you, it is determined that any term of this Award Agreement is invalid.
(vii)You Received Compensation in Respect of Your Award from Another Employer. Your Employment terminated for any reason or you otherwise were no longer actively Employed with the Firm and another entity granted you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Outstanding RSUs or Shares at Risk; provided, however, that your rights will only be terminated in respect of the RSUs and Shares at Risk that are replaced, substituted for or otherwise considered by such other entity in making its grant.
(viii)[You Received Compensation that this Award Is Intended to Replace. This Award is intended to replace or substitute for any award or compensation forgone with an entity to which you previously provided services, and such entity nevertheless delivered to you such award or compensation (including any cash, equity or other property (whether vested or unvested)), as determined by the Firm in its sole discretion.]
(d)[Additional Forfeiture and Repayment Conditions for Material Risk Takers. [If at any point in _____ the Firm identified][Since] you [were or have been identified] as a Material Risk Taker or its equivalent (“MRT”)[,][then] [the [EU and] UK Material Risk Taker Appendix] [and/or] [the GSBE Material Risk Taker Appendix] ([as applicable to you,] the “MRT Appendix”) supplements this Paragraph 9. The MRT Appendix sets forth additional circumstances under which you may (i) forfeit up to all of your RSUs and Shares at Risk and (ii) be required to repay to the Firm up to all amounts previously delivered or paid to you under your Award in accordance with Paragraph 10. Your MRT classification, as defined in the MRT Appendix, was communicated to you separately. [If you are unsure of whether the Firm identified you as an MRT, or which classification(s) apply, you must contact HCM prior to accepting this Award.] The Firm’s records with respect to such classification(s) will be controlling as to whether and which MRT Appendix applies to your Award. [The MRT classifications with their corresponding MRT Appendix are as follows:

MRT Classification	MRT Appendix
UK MRT	EU and UK Material Risk Taker Appendix
GSAMI MRT and GSAMI Senior Management	EU and UK Material Risk Taker Appendix
GSAMBV MRT	EU and UK Material Risk Taker Appendix
GSPIC MRT and GSPIC Senior Management	EU and UK Material Risk Taker Appendix
GSBE MRT and GSBE Senior Management	GSBE Material Risk Taker Appendix
GSBE MRT or GSBE Senior Management and any combination of GSAMI MRT, GSAMI Senior Management, GSAMBV MRT, GSPIC MRT, GSPIC Senior Management or UK MRT	GSBE Material Risk Taker Appendix and EU and UK Material Risk Taker Appendix]]
(e)Actions Pending Forfeiture. In connection with any investigation as to whether one or more of the events that would result in forfeiture under the Plan [or][,] this Paragraph 9 [or the MRT Appendix] have occurred, the Firm reserves the right to (i) suspend vesting of Outstanding RSUs, [Dividend Equivalent Payments,] delivery of RSU Shares or release of any Transfer Restrictions; (ii) deliver any RSU Shares[, Dividend Equivalent Payments] or dividends into an escrow account in accordance with Paragraph 13(e)(iii); or (iii) apply Transfer Restrictions to any RSU Shares.
Repayment of Your Award
10.When You May Be Required to Repay Your Award. If the Committee determines that any term of this Award was not satisfied, you will be required, immediately upon demand therefor, to repay to the Firm the following:

(a)Any RSU Shares (which, for the avoidance of doubt, includes any Shares at Risk) for which the terms (including the terms for delivery) of the corresponding RSUs were not satisfied, in accordance with Section 2.6.3 of the Plan.
(b)Any Shares at Risk for which the terms (including the terms for the release of Transfer Restrictions) were not satisfied, in accordance with Section 2.5.3 of the Plan.
(c)Any RSU Shares that were delivered (but not subject to Transfer Restrictions) at the same time any Shares at Risk that are cancelled or required to be repaid were delivered.
(d)[Any Dividend Equivalent Payments for which the terms were not satisfied (including any such payments made in respect of RSUs that are forfeited or RSU Shares that are cancelled or required to be repaid), in accordance with Section 2.8.3 of the Plan.]
(e)Any dividends paid in respect of any RSU Shares that are cancelled or required to be repaid.
(f)Any amount applied to satisfy tax withholding or other obligations with respect to any RSUs, RSU Shares[,][and] [Dividend Equivalent Payments] and dividends that are forfeited or required to be repaid.
Exceptions to the Vesting, Delivery and/or Transferability Dates
11.Circumstances Under Which You Will Not Forfeit Your Unvested RSUs on Employment Termination. If your Employment terminates at a time when you meet the requirements for [Retirement,] Extended Absence[,] [“downsizing”] [or] [Approved Termination], [each] as described below, then Paragraph 9(a) will not apply and your Outstanding RSUs will be treated as described in this Paragraph 11, but the original Delivery Dates and Transferability Dates continue to apply. All other terms of this Award Agreement, including the other forfeiture and repayment events in Paragraphs 9 and 10 [and the MRT Appendix], also continue to apply.
(a)[Retirement or] Extended Absence and No Association with a Covered Enterprise.
(i)Generally. If your Employment terminates by [Retirement or] Extended Absence, your Outstanding RSUs that are not Vested will be treated as Vested. However, your rights to any Outstanding RSU that is treated as Vested by this Paragraph 11(a)(i) will terminate and no RSU Share will be delivered in respect of that RSU if you Associate with a Covered Enterprise on or before the originally scheduled Vesting Date for that RSU. You acknowledge and agree that if any portion of the preceding sentence is unenforceable under applicable law, or is found to be unenforceable, then the entirety of this Paragraph 11(a)(i) is inapplicable to you and your rights to any Outstanding RSUs that were treated as Vested, or otherwise would have been treated as Vested, will be cancelled in accordance with Paragraph 9(a).
(ii)Special Treatment for Involuntary or Mutual Agreement Termination. The second sentence of Paragraph 11(a)(i) (relating to forfeiture if you Associate with a Covered Enterprise) will not apply if (A) the Firm characterizes your Employment termination as “involuntary” or by “mutual agreement” (and, in each case, an event constituting Cause has not occurred and you have not Failed to Consider Risk or Breached an Obligation to the Firm) and (B) you execute a general waiver and release of claims and an agreement to pay any associated tax liability, in each case, in the form the Firm prescribes. No Employment termination that you initiate, including any purported “constructive termination,” a “termination for good reason” or similar concepts, can be “involuntary” or by “mutual agreement.”
(b)[Downsizing. If (i) the Firm terminates your Employment solely by reason of a “downsizing” (and an event constituting Cause has not occurred and you have not Failed to Consider Risk or Breached an Obligation to the Firm) and (ii) you execute a general waiver and release of claims and an agreement to pay any associated tax liability, in each case, in the form the Firm prescribes, your Outstanding RSUs that are not yet Vested will become Vested. Whether or not your Employment is terminated solely by reason of a “downsizing” will be determined by the Firm in its sole discretion.]
(c)[Approved Terminations of Fixed-Term Employees. If the Firm classifies you as a “fixed-term” employee and your Employment terminates solely by reason of an Approved Termination (and an event constituting Cause has not occurred and you have not Failed to Consider Risk or Breached an Obligation to the Firm), your Outstanding RSUs that are not yet Vested will become Vested.]
12.Accelerated Vesting, Delivery and/or Release of Transfer Restrictions in the Event of [a Qualifying Termination][,] [Conflicted Employment] [or] Death. In the event of your [Qualifying Termination][,] [Conflicted Employment] [or] death, [each] as described below, then Paragraph 9(a) will not apply, your Outstanding RSUs and any Shares at Risk will be treated as described in this Paragraph 12, and, except as set forth in Paragraph 12(a), all other terms of this Award Agreement continue to apply, including the other forfeiture and repayment events in Paragraphs 9 and 10 [and the MRT Appendix].
(a)[You Have a Qualifying Termination. If your Employment terminates when you meet the requirements of a Qualifying Termination, the RSU Shares underlying your Outstanding RSUs (whether or not Vested) will be delivered and any Transfer Restrictions and Paragraph 9 [(except the MRT Appendix)] will cease to apply.]
(b)[You Are Determined to Have Accepted Conflicted Employment.
(i)Generally. To the extent consistent with applicable law, regulation and regulatory guidance, the following will apply as soon as practicable after the Committee or a SIP Administrator has received satisfactory documentation relating to your Conflicted Employment.
(i)Vesting. If your Employment terminates solely because you resign to accept Conflicted Employment and, according to the Firm’s records, you have completed at least three years of continuous service with the Firm as of the date your Employment terminates, your Outstanding RSUs will Vest; otherwise, you will forfeit any Outstanding RSUs that are not Vested in accordance with Paragraph 9(a).
(ii)Delivery and Release of Transfer Restrictions. If your Employment terminates solely because you resign to accept Conflicted Employment or if, following your termination of Employment, you notify the Firm that you are accepting Conflicted Employment, RSU Shares will be delivered in respect of your Outstanding Vested RSUs (including in the form of cash as described in Paragraph 13(e)(ii)) and any Transfer Restrictions will cease to apply.
(ii)You May Have to Take Other Steps to Address Conflicts of Interest. The Committee retains the authority to exercise its rights under the Award Agreement and the Plan (including Section 1.3.2 of the Plan) to take or require you to take other steps it determines in its sole discretion to be necessary or appropriate to cure an actual or perceived conflict of interest (which may include a determination that the accelerated vesting, delivery and/or release of Transfer Restrictions described in Paragraph 12(b)(i) will not apply because such actions are not necessary or appropriate to cure an actual or perceived conflict of interest).]
(c)Death. If you die, the RSU Shares underlying your Outstanding RSUs (whether or not Vested) will be delivered to your Account and any Transfer Restrictions will cease to apply as soon as practicable after the date of death and receipt of any documentation as may be requested by the Committee or a SIP Administrator.
Other Terms and Conditions of Your Award

13.Additional Terms, Conditions and Consents.
(a)You Will Be Required to Accept Additional Terms. In addition to the terms of the Award Agreement, the Award Documentation includes Additional Terms. By accepting the Award and executing the Signature Card, you agree to any such Additional Terms applicable to you as set forth in the Award Documentation, which will include but are not limited to the following:
(i)Notice Period Policy. You must agree to abide by the terms, as applicable to you, of the Policy on Notice Periods for Recipients of Year-End Equity-Based Awards and Other Deferred Compensation (the “Notice Period Policy”)[; which, for the avoidance of doubt, applies to your Award].
(ii)Mutual Agreement Regarding Arbitration of Employment-Related Disputes. You must agree to the Mutual Agreement Regarding Arbitration of Employment-Related Disputes, which imposes obligations in addition to those contained in Paragraph 16.
(iii)APAC Restrictive Covenants. If you are employed by the Firm in the Asia-Pacific Region (e.g., Australia, the People’s Republic of China, the Hong Kong Special Administrative Region, India, Indonesia, Japan, the Republic of Korea, New Zealand, Singapore, Taiwan), you must agree to the APAC Restrictive Covenants Agreement.
(iv)Role-, Business- or Division-Specific Agreements. If applicable to you, you must accept Additional Terms related to your specific role, business unit or division as set forth in the Award Documentation.
(b)You Must Satisfy Applicable Tax Withholding Requirements. Delivery of RSU Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 4.2 of the Plan, which includes the Firm deducting or withholding amounts from any payment or distribution to you. In addition, to the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, state, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant, vesting or delivery of this Award by requiring you to choose between remitting the amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of RSU Shares delivered to you under this Award. In no event, however, does this Paragraph 13(b) give you any discretion to determine or affect the timing of the delivery of RSU Shares or the timing of payment of tax obligations.
(c)You Must Comply with Applicable Deadlines and Procedures to Appeal. If you disagree with a determination made by the Committee, the SIP Administrators or any of their delegates or designees relating to the Plan, the Award or this Award Agreement and you wish to appeal such determination, you must submit a written request to the Committee for review within 180 days after the determination at issue. You must exhaust your internal administrative remedies (i.e., submit your appeal and wait for resolution of that appeal) before seeking to resolve a dispute, controversy or claim through arbitration pursuant to Paragraph 16 and Section 4.13 of the Plan.
(d)You May Be Required to Certify Compliance with Award Terms; You Are Responsible for Providing Updated Contact Information After Your Departure from the Firm. If your Employment terminates while you continue to hold RSUs or Shares at Risk, the Firm may require you to provide certifications of your compliance with all of the terms of the Plan and this Award Agreement. You understand and agree that (i) your contact information as reflected in the Firm’s personnel records at the time any certification is requested will be deemed current; (ii) it is your responsibility to inform HCM of any changes to your contact information to ensure timely receipt of the certification materials, regardless of whether your contact information is provided to another part of the Firm; and (iii) you are responsible for contacting the Firm to obtain such certification materials if not received. Your failure to return properly completed certification materials by the specified deadline (including because you did not provide HCM with updated contact information) will result in the forfeiture of all of your RSUs and any Shares at Risk and subject previously delivered amounts to repayment under Paragraph 9(c)(iv).

(e)You Agree to Other Terms, Conditions and Consents. By accepting this Award you understand and agree that:
(i)Amounts May Be Rounded to Avoid Fractional RSU Shares. RSUs that become Vested, RSU Shares that become deliverable and RSU Shares subject to Transfer Restrictions may, in each case, be rounded to avoid fractional RSU Shares.
(ii)Firm May Deliver Cash or Other Property Instead of RSU Shares. In accordance with Section 1.3.2(i) of the Plan, in the sole discretion of the Committee, in lieu of all or any portion of the RSU Shares, the Firm may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to deliveries of RSU Shares will include such deliveries of cash, other securities, other awards under the Plan or other property.
(iii)Firm May Deliver Your Award into an Escrow Account. The Firm may establish and maintain an escrow account on such terms (which may include your executing any documents related to, and your paying for any costs associated with, such account) as it may deem necessary or appropriate, and the delivery of RSU Shares (including any Shares at Risk), and any payment of cash (including dividends [and Dividend Equivalent Payments]) or other property, may initially be made into and held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of RSU Shares, cash or other property required by this Award Agreement have been satisfied.
(iv)Firm May Affix Legends and Place Stop Orders on RSU Shares. GS Inc. may affix to Certificates representing RSU Shares any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under the Additional Terms, a separate agreement or any Firm policy applicable to you). GS Inc. may advise the transfer agent to place a stop order against any legended RSU Shares. For the avoidance of doubt, RSU Shares as used herein includes, without limitation, Restricted Shares.
(v)You Authorize the Firm to Register Any Restricted Shares and Sell, Assign or Transfer Any Forfeited Restricted Shares. You are granting to the Firm the full power and authority to register any Restricted Shares in its or its designee’s name and authorizing the Firm or its designee to sell, assign or transfer any Restricted Shares if you forfeit your Restricted Shares.
(vi)You Agree to Certain Consents as a Condition to the Award. You are expressly consenting to all of the items listed in Section 4.5.3(d) of the Plan, including the Firm’s supplying to any third-party recordkeeper of the Plan or other person such personal information of yours as the Committee deems advisable to administer the Plan, and you agree to provide any additional consents that the Committee determines to be necessary or advisable.
(vii)You Are Subject to the Firm’s Policies, Rules and Procedures. You are subject to the Firm’s policies in effect from time to time concerning trading in RSU Shares and hedging or pledging RSU Shares and equity-based compensation or other awards (including, without limitation, the “Firmwide Policy with Respect to Personal Transactions Involving GS Securities and GS Equity Awards” or any successor policies), as well as Confidential Information. You will effect sales of RSU Shares in accordance with such rules and procedures as may be adopted from time to time (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm).
(viii)You Are Responsible for Costs Associated with Your Award. You will be responsible for all brokerage costs and other fees or expenses associated with your RSUs, including those related to the sale of RSU Shares.

(ix)You Will Be Deemed to Represent Your Compliance with All the Terms of Your Award if You Accept Delivery of, or Sell, RSU Shares. You will be deemed to have represented and certified that you have complied with all of the terms of the Plan and this Award Agreement when RSU Shares are delivered to you[, you receive Dividend Equivalent Payments] and you request the sale of RSU Shares.
(x)You Agree that Covered Persons Will Not Have Liability. In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person will have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.
14.Non-transferability. Except as otherwise may be provided by the Committee, the limitations set forth in Section 4.7 of the Plan will apply to this Award. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition (including through the use of any cash-settled instrument), whether voluntary or involuntary, in violation of the provisions of this Paragraph 14 or Section 4.7 of the Plan will be void.
15.Right of Offset. Except as provided in Paragraph 18[(g)][(h)], the obligation to deliver RSU Shares, to pay dividends [or Dividend Equivalent Payments] or to remove any Transfer Restrictions under this Award Agreement is subject to Section 4.6 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.
Arbitration, Choice of Forum and Governing Law
16.Arbitration; Choice of Forum.
(a)By accepting this award, you are indicating that you understand and agree that the arbitration and choice of forum provisions set forth in Section 4.13 of the Plan will apply to this Award to the fullest extent permitted by applicable law. These provisions, which are expressly incorporated herein by reference, provide among other things that any dispute, controversy or claim between the Firm and you arising out of or relating to or concerning the Plan or this Award Agreement will be finally settled by arbitration, pursuant to the terms more fully set forth in Section 4.13 of the Plan; provided that nothing in the Plan or this Award Agreement shall preclude you from filing a charge with or participating in any investigation or proceeding conducted by any governmental authority, including but not limited to the SEC, the Equal Employment Opportunity Commission and a state or local human rights agency, as well as law enforcement.
(b)Nothing in the Plan or this Award Agreement includes an agreement to arbitrate claims on a class, collective or representative basis. To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.
(c)Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of the Plan or this Award Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it will be decided by a court and not an arbitrator.
(d)Prior to filing any arbitration in accordance with Section 4.13.1 of the Plan and Paragraph 16(a), you must first exhaust your internal administrative remedies in accordance with Section 3.13 of the Plan and Paragraph 13(c), which includes awaiting the Committee’s final determination of any appeal. To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider any dispute, controversy or claim as to which you have not first exhausted your internal administrative remedies in accordance with Section 3.13 of the Plan and Paragraph 13(c).
(e)By accepting your Award, you agree to arbitrate all claims in accordance with the arbitration procedure as described in Section 4.13 of the Plan and this Paragraph 16.

(f)The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the Plan and this Award Agreement, and all arbitration proceedings thereunder.
(g)Nothing in the Plan or this Award Agreement creates a substantive right to bring a claim under U.S. Federal, state or local employment laws.
(h)By accepting your Award, you irrevocably appoint each General Counsel of GS Inc., or any person whom the General Counsel of GS Inc. designates, as your agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning the Plan or any Award which is not arbitrated pursuant to the provisions of Section 4.13.1 of the Plan, who shall promptly advise you of any such service of process.
(i)As a condition of your Award, you also must accept the terms of the Mutual Agreement Regarding Arbitration of Employment-Related Disputes, which is included among the Additional Terms described in Paragraph 13(a) and sets forth obligations independent of this Paragraph 16. For the avoidance of doubt, the obligation to exhaust your internal remedies described in Paragraph 13(c) and Paragraph 16(d) only applies to disputes, controversies or claims relating to the Plan or the Award Agreement.
17.Governing Law. Except as provided in Section 4.13 of the Plan, this Award will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
Certain Tax Provisions
18.Compliance of Award Agreement and Plan with Section 409A. The provisions of this Paragraph 18 apply to you only if you are a U.S. taxpayer.
(a)This Award Agreement and the Plan provisions that apply to this Award are intended and will be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, Section 409A Deferred Compensation), whether by reason of short-term deferral treatment or other exceptions or provisions. The Committee will have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Paragraph 18 and the other provisions of this Award Agreement, this Paragraph 18 will govern.
(b)Delivery of RSU Shares will not be delayed beyond the date on which all applicable conditions or restrictions on delivery of RSU Shares required by this Award Agreement (including those specified in Paragraphs 6, 7, 11, 12 and 13 and the consents and other items specified in Section 4.5 of the Plan) are satisfied. To the extent that any portion of this Award is intended to satisfy the requirements for short-term deferral treatment under Section 409A, delivery for such portion will occur by the March 15 coinciding with the last day of the applicable “short-term deferral” period described in Reg. 1.409A-1(b)(4) in order for the delivery of RSU Shares to be within the short-term deferral exception unless, in order to permit all applicable conditions or restrictions on delivery to be satisfied, the Committee elects, pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay delivery of RSU Shares to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including Reg. 1.409A-3(d). For the avoidance of doubt, if the Award includes a “series of installment payments” as described in Reg. 1.409A-2(b)(2)(iii), your right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.
(c)Notwithstanding the provisions of Paragraph 13(e) and Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any securities, other Awards or other property that the Firm may deliver in respect of your RSUs will not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the RSU Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).
(d)Notwithstanding the timing provisions of Paragraph 12(c), the delivery of RSU Shares referred to therein will be made after the date of death and not later than the end of the calendar year following the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).
(e)The timing of delivery or payment pursuant to Paragraph 12(a) will occur on the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the termination of Employment occurs; provided, however, that if you are a “specified employee” (as defined by the Firm in accordance with Section 409A(a)(2)(i)(B) of the Code), delivery will occur on the earlier of the Delivery Date or (to the extent required to avoid the imposition of additional tax under Section 409A) the date that is six months after your termination of Employment (or, if the latter date is not during a Window Period, the first trading day of the next Window Period). For purposes of Paragraph 12(a), references in this Award Agreement to termination of Employment mean a termination of Employment from the Firm (as defined by the Firm) which is also a separation from service (as defined by the Firm in accordance with Section 409A).
(f)[Notwithstanding any provision of Paragraph 8 or Section 2.8.2 of the Plan to the contrary, the Dividend Equivalent Payments will be made to you within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant. The payment will be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the RSU Shares underlying such Outstanding RSUs.]
(g)The timing of delivery or payment referred to in Paragraph 12(b)(i) will be the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such delivery or payment will be made, and any Committee action referred to in Paragraph 12(b)(ii) will be taken, only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.
(h)Paragraph 15 and Section 4.6 of the Plan will not apply to Awards that are Section 409A Deferred Compensation except to the extent permitted under Section 409A.
(i)Delivery of RSU Shares in respect of any Award may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but, in the case of any Award that constitutes Section 409A Deferred Compensation, only to the extent that the later delivery is permitted under Section 409A).
(j)You understand and agree that you are solely responsible for the payment of any taxes and penalties due pursuant to Section 409A, but in no event will you be permitted to designate, directly or indirectly, the taxable year of the delivery.
Committee Authority, Amendment, Construction and Regulatory Reporting
19.Committee Authority. The Committee has the authority to determine, in its sole discretion, that any event triggering forfeiture or repayment of your Award will not apply, to limit the forfeitures and repayments that result under Paragraphs 9 and 10 and to remove any Transfer Restrictions before the applicable Transferability Date. In addition, the Committee, in its sole discretion, may determine whether Paragraph[s] 11(a)(ii) [and 11(b)] will apply upon a termination of Employment [and whether a termination of Employment constitutes an Approved Termination under Paragraph 11(c)].

20.Amendment. The Committee reserves the right at any time to amend the terms of this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 4.1 of the Plan, no such amendment will materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. A modification that impacts the tax consequences of this Award or the timing of delivery of RSU Shares will not be an amendment that materially adversely affects your rights and obligations under this Award Agreement. Any amendment of this Award Agreement will be in writing.
21.Construction, Headings. Unless the context requires otherwise, (a) words denoting any gender include all genders, (b) the singular includes the plural and the plural includes the singular, (c) the word “or” is not exclusive, and (d) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Award Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.
22.Providing Information to the Appropriate Authorities; Protected Communications. In accordance with applicable law, nothing in this Award Agreement (including the forfeiture and repayment provisions in Paragraphs 9 and 10) or the Plan prevents you from providing information you reasonably believe to be true to the appropriate Governmental Authority, including a regulatory, judicial, administrative, or other governmental entity; reporting possible violations of law or regulation; making other disclosures that are protected under any applicable law or regulation; or filing a charge or participating in any investigation or proceeding conducted by a Governmental Authority. Similarly, nothing in this Award Agreement or the Plan prohibits you from engaging in protected concerted activity pursuant to applicable law protecting such activity, including discussing wages, hours, or other terms and conditions of your employment; or speaking with your own attorney regarding your own legal rights or obligations. In addition, nothing in this Award Agreement or the Plan limits your ability to use the internal and external reporting channels that are available to you, as described in the Firmwide Policy on Escalation, as may be amended from time to time, or any successor policy thereto.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.
THE GOLDMAN SACHS GROUP, INC.

[[EU and] UK Material Risk Taker Appendix
This Appendix supplements Paragraph 9 and sets forth additional events that result in forfeiture of up to all of your RSUs and any Shares at Risk and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 10. As with the events described in Paragraph 9, more than one event may apply; in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event; and the Firm reserves the same rights in connection with any investigation of whether any of the events that result in forfeiture under this Appendix have occurred as set forth in Paragraph 9(e).
With respect to the events described in this Appendix, the Committee will consider certain factors to determine whether and what portion of your Award will terminate, including the reason for the Loss Event or Risk Event, as well as the extent to which you participated in the Loss Event or Risk Event and your compensation for _____ may or may not have been adjusted to take into account the risk associated with the Loss Event, Risk Event, your Serious Misconduct or the Serious Misconduct of a Supervised Employee. Your compensation may be adjusted for the year in which the Loss Event, Risk Event, your Serious Misconduct or a Supervised Employee’s Serious Misconduct is discovered.
Paragraph 5 of this Appendix contains certain definitions not otherwise contained in the Award Agreement.
1.A Loss Event Occurs Prior to Delivery. If a Loss Event occurs prior to the delivery of RSU Shares, your rights to all or a portion of your RSUs (whether or not Vested) which are scheduled to deliver on the next Delivery Date immediately following the date that the Loss Event is identified (or, if not practicable, then the next following Delivery Date) will terminate and no RSU Shares will be delivered in respect of such RSUs.
(a)“Loss Event” means (i) an annual pre-tax loss at GS Inc. or (ii) annual negative revenues in one or more reporting segments as disclosed in the Firm’s Form 10-K other than the Asset & Wealth Management segment (or any successor or equivalent segment or sub-segment as determined by the Firm), or annual negative revenues in the Asset & Wealth Management segment (or any successor or equivalent segment or sub-segment as determined by the Firm) of $5 billion or more, provided in either case that you are employed in a business within such reporting segment.
2.A Risk Event Occurs On or Before the Applicable End Date. If a Risk Event occurs on or before the Applicable End Date, (a) your rights in respect of all or a portion of your RSUs (whether or not Vested) will terminate and no RSU Shares will be delivered in respect of such RSUs, (b) your rights to all or a portion of any Shares at Risk will terminate and such Shares at Risk will be cancelled and (c) you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the RSU Shares (plus any [Dividend Equivalent Payments and] dividends) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (i) the date the Risk Event occurred and (ii) the date that the repayment request is made.
(a)“Risk Event” means there occurs a loss of 5% or more of firmwide total capital from a reportable operational risk event determined in accordance with the firmwide Reporting and Operational Risk Events Policy (or any successor policy).
3.You Engage in Serious Misconduct On or Before the Applicable End Date. If you engage in Serious Misconduct during the period beginning on the applicable Transferability Date [(for RSU Shares delivered as Shares at Risk) or the applicable Delivery Date (for all other RSU Shares)] through the Applicable End Date, you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the RSU Shares (plus any [Dividend Equivalent Payments and] dividends) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (a) the date the Serious Misconduct occurred and (b) the date that the repayment request is made.
(a)“Serious Misconduct” means that you engage in conduct that the Firm reasonably considers, in its sole discretion, to be misconduct sufficient to justify summary termination of employment under applicable employment law.
4.A Supervised Employee Engages in Serious Misconduct. If the Committee determines that it is appropriate to hold you accountable in whole or in part for Serious Misconduct related to compliance, control or risk that occurred during _____ by a Supervised Employee, your rights in respect of all or a portion of your RSUs (whether or not Vested) will terminate and no RSU Shares will be delivered in respect of such RSUs and your rights to all or a portion of any Shares at Risk will terminate and such Shares at Risk will be cancelled.
(a)“Supervised Employee” means an individual with respect to whom the Committee determines you had supervisory responsibility as a result of direct or indirect reporting lines or your management responsibility for an office, division or business.
5.Certain Definitions.
(a)“Applicable End Date” means [__________.][, with respect to each classification in the table below, the following:

Classification	Applicable End Date
[EU MRT and] UK MRT	__________
GSAMI MRT	__________
GSAMI Senior Management	__________]

(b)[“EU MRT” means an individual who was classified by the Firm as a GSAMBV MRT, GSPIC MRT or GSPIC Senior Management. EU MRT does not include AIFMD-UCITS Identified Staff of Goldman Sachs Asset Management Fund Services Ltd. (“GSAMFSL Identified Staff”).
(c)“GSAMBV MRT” means an individual who, [at any point in _____][as applicable to the Award], was classified by the Firm as a Material Risk Taker in accordance with the applicable remuneration rules of the Alternative Investment Fund Managers Directive or Undertakings for Collective Investment in Transferable Securities V (“AIFMD-UCITS”), including “Identified Staff” under AIFMD-UCITS (“AIFMD-UCITS Identified Staff”), as applicable to the business operations of Goldman Sachs Asset Management, B.V. or GS TFI, including any branch or subsidiary thereof (collectively, “GSAM BV”), whether or not GSAM BV has employed such individual.
(d)“GSAMI MRT” means an individual who, [at any point in _____][as applicable to the Award], was classified by the Firm as a GSAMI Material Risk Taker in accordance with the remuneration code under the UK Investment Firms Prudential Regime (“IFPR”) as applicable to the business operations of Goldman Sachs Asset Management International Ltd. (“GSAMI”).
(e)“GSAMI Senior Management” means an individual who, [at any point in _____][as applicable to the Award], was classified by the Firm as a GSAMI Senior Management in accordance with the remuneration code under the IFPR as applicable to the business operations of GSAMI.
(f)“GSPIC MRT” means an individual who, [at any point in _____][as applicable to the Award], was classified by the Firm as a Material Risk Taker with respect to Goldman Sachs Paris Inc. et Cie (“GSPIC”) in accordance with the applicable remuneration rules of the Investment Firms Regulation/Investment Firms Directive (“IFR/IFD”).

(g)“GSPIC Senior Management” means an individual who, [at any point in _____][as applicable to the Award], was classified by the Firm as Senior Management with respect to GSPIC in accordance with the applicable remuneration rules of the IFR/IFD.
(h)“GS TFI” means Goldman Sachs Towarzystwo Funduszy Inwestycyjnych S.A.]
(i)“UK MRT” means an individual who, [at any point in _____][as applicable to the Award], was classified by the Firm as a Material Risk Taker (including UK Risk Managers and UK PRA Senior Managers) in accordance with the remuneration codes applicable to dual-regulated UK firms.
(j)[For purposes of these definitions, if during _____ you were classified by the Firm as any combination of EU MRT and GSAMI MRT, GSAMI Senior Management or UK MRT then your classification in the table above is EU MRT; any combination of GSAMI MRT or GSAMI Senior Management and UK MRT then your classification in the table above is UK MRT; or as a combination of GSAMI MRT and GSAMI Senior Management then your classification in the table above is GSAMI Senior Management.]
Notwithstanding any provision in the Plan, this Award Agreement or any other agreement or arrangement you may have with the Firm, the parties agree that to the extent that there is any dispute, controversy or claim arising out of or relating to the payment required by Paragraphs 2 and 3 of this Appendix (including your refusal to remit payment) the parties will submit to arbitration in accordance with Paragraph 16 of this Award Agreement and Section 4.13 of the Plan as the sole means of resolution of such dispute, controversy or claim (including the recovery by the Firm of the payment amount).]

[GSBE Material Risk Taker Appendix
This Appendix supplements Paragraph 9 and sets forth additional events that result in forfeiture of up to all of your RSUs and any Shares at Risk and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 10. As with the events described in Paragraph 9, more than one event may apply; in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event; and the Firm reserves the same rights in connection with any investigation of whether any of the events that result in forfeiture under this Appendix have occurred as set forth in Paragraph 9(e).
With respect to the events described in this Appendix, the Committee will consider all relevant factors in making the decision, in its sole discretion as to whether an Adjustment Event or Actionable Misconduct have occurred.
This Appendix applies to all RSUs in your Award if, at any point in _____, you were classified by the Firm as a Material Risk Taker (“GSBE MRT”) or Senior Management or highly compensated employee (“GSBE Senior Management”) in connection with the business operations of Goldman Sachs Bank Europe SE or any branch or subsidiary thereof (collectively, “GSBE”), whether or not GSBE employed you.
1.An Adjustment Event Occurs with Respect to _____. If an Adjustment Event occurs with respect to _____, (a) your rights in respect of all or a portion of your RSUs (whether or not Vested) will terminate and no RSU Shares will be delivered in respect of such RSUs, (b) your rights to all or a portion of any Shares at Risk will terminate and such Shares at Risk will be cancelled, and (c) you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the RSU Shares (plus any dividend payments) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (i) the date the Adjustment Event occurred and (ii) the date that the repayment request is made.
(a)“Adjustment Event” means that one of the following has occurred:
(i)you significantly contributed to, or were responsible for, any conduct that resulted in a loss of 0.75% or more of the total capital of GS Inc.;
(ii)a material regulatory sanction for the Firm comprising one or more of the following:
(A)a moratorium pursuant to sec. 46g of the KWG,
(B)a measure in case of danger pursuant to sec. 46 of the KWG,
(C)the revocation of appointment of a manager pursuant to sec. 36 of the KWG,
(D)a fine pursuant to sec. 56 of the KWG or a threatened penalty payment, if the fine or penalty payment amounts to 0.75% or more of the total capital of GS Inc.,
(E)the cancellation of the banking permit pursuant to sec. 35 of the KWG,
(F)an order to increase the capital requirements of GSBE by at least 0.5% pursuant to sec. 10 of the KWG,
(G)a measure in case of organizational deficiencies,
(H)a comparable regulatory order, or
(I)a material supervisory measure; or

(iii)you acted in serious violation of relevant external or internal rules with respect to suitability and conduct, provided that a violation is considered serious if it suitable to justify a termination of employment for cause pursuant to Section 626 of the German Civil Code or a termination of employment for misconduct pursuant to Section 1 of the German Termination Protection Act.
(b)“KWG” means the German Banking Act (Kreditwesengesetz).
2.You Engage in Actionable Misconduct. If the Committee determines that you engaged in Actionable Misconduct, which if known (or if known, adequately considered) would have resulted in a reduction to your annual variable compensation when your variable compensation for that year was determined, your rights in respect of all or a portion of your RSUs (whether or not Vested) will terminate and no RSU Shares will be delivered in respect of such RSUs.
(a)“Actionable Misconduct” means either or both of:
(i)“Unethical behavior” within the meaning of the IVV; or
(ii)“Breach of duty” within the meaning of the IVV.
(b)“IVV” means the German Remuneration Ordinance for Institutions (Institutsvergütungsverordnung) and applicable guidance from the European Central Bank or the German Federal Financial Supervisory Authority (BaFin).
Notwithstanding any provision in the Plan, this Award Agreement or any other agreement or arrangement you may have with the Firm, the parties agree that to the extent that there is any dispute, controversy or claim arising out of or relating to the payment required by this Appendix (including your refusal to remit payment) the parties will submit to arbitration in accordance with Paragraph 16 of this Award Agreement and Section 4.13 of the Plan as the sole means of resolution of such dispute, controversy or claim (including the recovery by the Firm of the payment amount).]
2

Definitions Appendix
The following capitalized terms are used in this Award Agreement with the following meanings:
1.“Acceptance Deadline” means the date communicated to you by the Firm as the deadline to accept your Award. The Acceptance Deadline will be no less than 14 days after the Award Documentation is first made available to you in full. To the extent you are entitled to a translation in accordance with the Language Notice for Equity Awards provided to you as part of the Award Documentation, the Acceptance Deadline will be extended by the time required to furnish you with any such translation.
2.“Account” has the definition set forth in the Plan and means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which Shares, cash or other property in respect of an Award are delivered.
3.“Additional Terms” has the definition set forth in the Plan and means any additional contractual terms, other than the terms of the Award, that the Committee or the Firm determines that a Grantee must accept as a condition of receiving an Award.
4.[“Approved Termination” means that you are classified by the Firm as a “fixed-term employee” and you (i) successfully complete the fixed-term engagement, as determined by the Firm in its sole discretion, including remaining Employed through the completion date specified by the Firm, and (ii) terminate Employment immediately after the completion date without any “stay-on” or other agreement or understanding to continue Employment with the Firm. If you agree to stay with the Firm as an employee after your fixed-term engagement ends and then later terminate Employment, you will not have an Approved Termination.]
5.“Associate(s)” has the definition set forth in the Plan and means that the Grantee: (i) forms, or acquires a 5% or greater equity ownership, voting or profit participation interest in; or (ii) associates in any capacity (including association as an officer, employee, partner, director, consultant, agent or advisor). Associate(s) may include, as determined in the discretion of the Committee, (i) becoming the subject of any publicly available announcement or report of a pending or future association and (ii) unpaid associations, including an association in contemplation of future employment. “Association” has its correlative meaning.
6.“Authorized Person” has the definition set forth in the Plan and means any member of the SIP Committee, any SIP Administrator and any other individual authorized to act with respect to the Plan, an Award or an Award Agreement, for so long and under such terms as determined by the Committee.
7.“Award Statement” has the definition set forth in the Plan and means a written statement that reflects certain Award terms.
8.“Board” has the definition set forth in the Plan and means the Board of Directors of GS Inc.
9.“Breached an Obligation to the Firm” means that you failed to meet, in any respect, any obligation under any agreement with the Firm, or any agreement entered into in connection with your Employment or any Award; including, without limitation, any offer letter, employment agreement or any shareholders’ agreement relating to the Firm, as well as any Additional Terms. In addition, your failure to pay or reimburse the Firm, on demand, for any amount you owe to the Firm will constitute failure to meet an obligation you have under an agreement, regardless of whether such obligation arises under a written agreement.
10.“Business Day” has the definition set forth in the Plan and means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.
11.“Cause” has the definition set forth in the Plan and means (i) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge, or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations, (ii) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (iii) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (iv) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (v) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (vi) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (vii) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.
12.“Certificate” has the definition set forth in the Plan and means a stock certificate (or other appropriate document or evidence of ownership) representing Shares.
13.“Change in Control” has the definition set forth in the Plan and means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of Shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the

Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (A) were members of the Board on the Effective Date or (B) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).
14.“Client” has the definition set forth in the Plan and means any client or prospective client of the Firm to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s relationship with or employment by the Firm.
15.“Code” has the definition set forth in the Plan and means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.
16.“Committee” has the definition set forth in the Plan and means the Compensation Committee unless otherwise determined by the Board; provided, however, that (i) to the extent that the authority of the Compensation Committee to administer the Plan or any Award is granted or delegated to the SIP Committee, “Committee” shall mean the SIP Committee when acting pursuant to such a grant or delegation; and (ii) to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, “Committee” shall mean a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3.
17.“Common Stock” has the definition set forth in the Plan and means common stock of GS Inc., par value $0.01 per share.
18.“Compensation Committee” has the definition set forth in the Plan and means the Compensation Committee of the Board.
19.“Competitive Enterprise” has the definition set forth in the Plan and means an existing or planned business enterprise that (i) engages, or may reasonably be expected to engage, in any activity; (ii) owns or controls, or may reasonably be expected to own or control, a significant interest in any entity that engages in any activity or (iii) is, or may reasonably be expected to be, owned by, or a significant interest in which is, or may reasonably be expected to be, owned or controlled by, any entity that engages in any activity that, in any case, competes or will compete anywhere with any activity in which the Firm is engaged. The activities covered by this definition include, without limitation: financial services such as investment banking; public or private finance; lending; financial advisory services; private investing for anyone other than the Grantee and members of the Grantee’s family (including for the avoidance of doubt, any type of proprietary investing or trading); private wealth management; private banking; consumer or commercial cash management; consumer, digital or commercial banking; merchant banking; asset, portfolio or hedge fund management; insurance or reinsurance underwriting or brokerage; property management; or securities, futures, commodities, energy, derivatives, currency or digital asset brokerage, sales, lending, custody, clearance, settlement or trading.
20.“Confidential Information” means all confidential or proprietary information concerning the Firm’s or any Client’s businesses, strategies, results, operations, financial affairs, organizational and personnel matters, policies and procedures, investments, or investment preferences, as well as other non-

public matters or information concerning the Firm, its personnel or any Client, including information accessible in written or electronic form or orally.
21.“Conflicted Employment” has the definition set forth in the Plan and means the Grantee’s employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee (other than an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X or any successor thereto), if, as a result of such employment, the Grantee’s continued holding of any Outstanding Award or Restricted Shares would result in an actual or perceived conflict of interest.
22.“Covered Enterprise” has the definition set forth in the Plan and means a Competitive Enterprise and any other existing or planned business enterprise that: (i) offers, holds itself out as offering or reasonably may be expected to offer products or services that are the same as or similar to those offered by the Firm or that the Firm reasonably expects to offer (“Firm Products or Services”); or (ii) engages in, holds itself out as engaging in or reasonably may be expected to engage in any other activity that is the same as or similar to any financial activity engaged in by the Firm or in which the Firm reasonably expects to engage (“Firm Activities”). For the avoidance of doubt, Firm Activities include any activity that requires the same or similar skills as any financial activity engaged in by the Firm or in which the Firm reasonably expects to engage, irrespective of whether any such financial activity is in furtherance of an advisory, agency, proprietary or fiduciary undertaking.
(xi)The enterprises covered by this definition include enterprises that offer, hold themselves out as offering or reasonably may be expected to offer Firm Products or Services, or engage in, hold themselves out as engaging in or reasonably may be expected to engage in Firm Activities directly, as well as those that do so indirectly by ownership or control (e.g., by owning, being owned by or by being under common ownership with an enterprise that offers, holds itself out as offering or reasonably may be expected to offer Firm Products or Services or that engages in, holds itself out as engaging in or reasonably may be expected to engage in Firm Activities). The definition of Covered Enterprise includes, solely by way of example, any enterprise that offers, holds itself out as offering or reasonably may be expected to offer any product or service, or engages in, holds itself out as engaging in or reasonably may be expected to engage in any activity, in any case, associated with investment banking; public or private finance; lending; financial advisory services; private investing for anyone other than you or your family members (including, for the avoidance of doubt, any type of proprietary investing or trading); private wealth management; private banking; consumer or commercial cash management; consumer, digital or commercial banking; merchant banking; asset, portfolio or hedge fund management; insurance or reinsurance underwriting or brokerage; property management; or securities, futures, commodities, energy, derivatives, currency or digital asset brokerage, sales, lending, custody, clearance, settlement or trading. An enterprise that offers, holds itself out as offering or reasonably may be expected to offer Firm Products or Services, or engages in, holds itself out as engaging in or reasonably may be expected to engage in Firm Activities is a Covered Enterprise, irrespective of whether the enterprise is a customer, client or counterparty of the Firm or is otherwise associated with the Firm and, because the Firm is a global enterprise, irrespective of where the Covered Enterprise is physically located.
23.“Covered Person” has the definition set forth in the Plan and means any member of the Board, the Compensation Committee, the SIP Committee, any SIP Administrator, any Authorized Person or any employee of the Firm.

24.“Date of Grant” has the definition set forth in the Plan and means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.
25.“Delivery Date” means the first trading day in a Window Period that occurs in the month and year specified on your Award Statement as a delivery date, so long as any such date occurs before the 29th day of the applicable month; if there is no such date, the Delivery Date will be the earlier of another date selected by the Committee in the specified month and year or the first trading day in the subsequent Window Period.
26.[“Dividend Equivalent Payment” has the definition set forth in the Plan and means a payment in respect of Dividend Equivalent Rights.]
27.“Dividend Equivalent Right” has the definition set forth in the Plan and means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on Shares underlying an Award.
28.“Effective Date” has the definition set forth in the Plan and means the date this Plan is approved by Shareholders pursuant to Section 4.11 of the Plan.
29.“Employment” has the definition set forth in the Plan and means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (i) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (ii) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (iii) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.
30.“Exchange Act” has the definition set forth in the Plan and means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.
31.“Extended Absence” has the definition set forth in the Plan and means the Grantee’s inability to perform for six (6) continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of the Grantee’s occupation, as determined by the Committee.
32.“Failed to Consider Risk” has the definition set forth in the Plan and means that the Grantee participated (or otherwise oversaw or was responsible for, depending on the circumstances, another individual’s participation) in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where the Grantee has improperly analyzed such risk or where the Grantee has failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, the Grantee’s business unit or the broader financial system. This definition is not limited to financial risks and is designed to encourage the consideration of the full range of risks associated with activities (e.g., legal, compliance or reputational). This definition also does not require that a material adverse impact actually occur, but, rather, may be triggered if it is determined that there is a reasonable expectation of such an impact.
33.“Firm” has the definition set forth in the Plan and means GS Inc. and its subsidiaries and affiliates.
34.“Good Reason” has the definition set forth in the Plan and means, in connection with a termination of employment by a Grantee following a Change in Control, (i) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or (ii) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).
35.“Governmental Authority” has the definition set forth in the Plan and means any Federal, state and local government agency with authority over the applicable matter, including: (i) the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission and any state or local human rights agency (e.g., the New York State Division of Human Rights, the New York City Commission on Human Rights, and the California Civil Rights Department), as well as law enforcement (e.g., the state Attorney General and the U.S. Department of Justice); and (ii) any analogue in the Grantee’s jurisdiction.
36.“Grantee” has the definition set forth in the Plan and means a person who receives an Award.
37.“GS Inc.” has the definition set forth in the Plan and means The Goldman Sachs Group, Inc., and any successor thereto.
38.“HCM” means the Firm’s Human Capital Management Division or its successor.
39.“1999 SIP” has the definition set forth in the Plan and means The Goldman Sachs 1999 Stock Incentive Plan, as in effect prior to the effective date of the 2003 SIP.
40.“Outstanding” has the definition set forth in the Plan and means any Award to the extent it has not been forfeited, cancelled, terminated, exercised or with respect to which the Shares underlying the Award have not been previously delivered or other payments made.
41.[“Qualifying Termination” has the definition set forth in the Plan and means that the Firm terminates a Grantee’s Employment, or the Grantee terminates the Grantee’s Employment for Good Reason; in each case, within 18 months (or such other time period as may be specified in an Award Agreement) following a Change in Control; and under such circumstances where an event constituting Cause has not occurred and the Grantee has not Failed to Consider Risk or Breached an Obligation to the Firm, as determined by the Committee.]
42.“Restricted Share” means a Share granted, delivered or offered under the Plan that is subject to restrictions (including Transfer Restrictions, whether imposed on delivery or by application of Paragraph 9[(d)][(e)]), forfeiture and/or other terms and conditions specified in the Plan or the applicable

Award Agreement. For the avoidance of doubt, references to “Restricted Shares” include “Shares at Risk.”
43.[“Retirement” has the definition set forth in the Plan and means termination of the Grantee’s Employment (in such circumstances where an event constituting Cause has not occurred and the Grantee has not Failed to Consider Risk or Breached an Obligation to the Firm, as determined by the Committee) on or after the Date of Grant at a time when (i) (A) the sum of the Grantee’s age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds 60 and (B) the Grantee has completed at least 10 years of service with the Firm (as determined by the Committee in its sole discretion) or, if earlier, (ii) (A) the Grantee has attained age 50 and (B) the Grantee has completed at least five years of service with the Firm (as determined by the Committee in its sole discretion).]
44.“RSU” has the definition set forth in the Plan and means a restricted stock unit granted under the Plan, which represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.
45.“RSU Shares” has the definition set forth in the Plan and means Shares that underlie an RSU, including (as applicable) Shares at Risk.
46.“SEC” means the U.S. Securities and Exchange Commission.
47.“Section 409A” has the definition set forth in the Plan and means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.
48.“Section 409A Deferred Compensation” has the definition set forth in the Plan and means a “deferral of compensation” or “deferred compensation” as those terms are defined under Section 409A.
49.“Selected Firm Personnel” means any individual: (i) who is, or in the 12 months preceding the conduct prohibited by Paragraph 9(b)(i) was, a Firm employee or consultant; and (ii) (A) with whom you personally worked at any point during your Employment, (B) who, on or at any time during the 12 months preceding the date you give or receive notice of the termination of your Employment, worked in the same division(s) in which you worked, (C) about whom you obtained Confidential Information, or (D) who holds or has ever held the title of Advisory Director, Managing Director (Participating or Extended) or Senior Advisor of the Firm.
50.“Share” has the definition set forth in the Plan and means a share of Common Stock granted, delivered or offered (as applicable) pursuant to an Award, including without limitation, a Restricted Share.
51.“Shareholder” has the definition set forth in the Plan and means any shareholder of GS Inc.
52.“Shares at Risk” has the definition set forth in the Plan and means Shares that are delivered subject to Transfer Restrictions and, as specified in the Plan or the applicable Award Agreement, forfeiture and/or other terms and conditions.

53.“Signature Card” has the definition set forth in the Plan and means the document and/or website presented to a Grantee with his or her Award that the Grantee must execute (including by electronic means) to indicate the Grantee’s acceptance of the Award, the Award Agreement (including the Award Statement and the terms contained in the Signature Card) and any Additional Terms applicable to the Grantee, as well as the Grantee’s receipt of the Award Documentation.
54.“SIP Administrator” has the definition set forth in the Plan and means each person designated by the Committee as a “SIP Administrator” with the authority to perform administrative functions for the Plan as may be delegated or authorized by the Committee.
55.“SIP Committee” has the definition set forth in the Plan and means the persons who have been delegated certain authority under the Plan by the Committee.
56.“Solicit” has the definition set forth in the Plan and means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, suggesting, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action. The terms “Solicited,” “Soliciting” and “Solicitation” will have their correlative meanings.
57.“Transferability Date” means the first trading day in a Window Period that occurs in the month and year specified on your Award Statement as a transferability date; provided, however, that if there is no such date, the Transferability Date will be the earlier of another date selected by the Committee in the specified month and year or the first trading day in the subsequent Window Period.
58.“Transfer Restrictions” has the definition set forth in the Plan and means restrictions that prohibit the sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposal (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by the Grantee, of an Award or any Shares, cash or other property delivered in respect of an Award.
59.“Vested” has the definition set forth in the Plan and means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes or is treated as Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture and repayment provisions as may be provided for in the Plan or in the Award Agreement.
60.“Vesting Date” has the definition set forth in the Plan and means each date specified in the Grantee’s Award Agreement as a date on which part or all of an Award becomes Vested.
61.“Window Period” has the definition set forth in the Plan and means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell Shares (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell Shares).